Exhibit 10.4

Execution Copy

SECOND AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

This SECOND AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT (the "Second Amendment") is made and entered into this 23rd day of August, 2007 by and between THE CONNECTICUT WATER COMPANY, a corporation duly organized and existing under the laws of the State of Connecticut with an office at 93 West Main Street, Clinton, Connecticut 06413 (the "Borrower"), and CITIZENS BANK OF RHODE ISLAND, with an office at One Citizens Plaza, Providence, Rhode Island 02903, (the "Bank").

WITNESSETH:

WHEREAS, the Borrower issued and sold the $12,500,000 Variable Rate Taxable Debenture Bonds, Series 2004 (the “Bonds”) pursuant to the terms of the Indenture;

WHEREAS, the Borrower and the Bank entered into a Reimbursement and Credit Agreement, dated as of March 1, 2004, to provide for an irrevocable direct pay letter of credit to be issued by the Bank for the account of the Borrower to secure the Bonds, as amended by a First Amendment to Reimbursement and Credit Agreement dated April 28, 2006 by and between the Borrower and the Bank (collectively, the “Agreement”).  Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement;

WHEREAS, the Borrower wishes to increase the amount of the Borrower’s Permitted Indebtedness to the Connecticut Development Authority; and

WHEREAS, the Borrower wishes to increase the amount of the Borrower’s Permitted Indebtedness to Connecticut Water Service, Inc. or the Borrower’s Affiliates allowed under the Agreement.

NOW THEREFORE, in consideration of the premises, mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties hereto, each being legally bound hereby, as follows:

1.           Clause (vi) of the definition of Permitted Indebtedness in subsection 1.01 of the Agreement is hereby deleted and replaced by the following:

“(vi) indebtedness to the Connecticut Development Authority related to new money bonds to be issued through the Connecticut Development Authority prior to March 4, 2006 not exceeding Fifteen Million Dollars ($15,000,000) in the aggregate and indebtedness to the Connecticut Development Authority related to new money bonds to be issued through the Connecticut Development Authority during the period from June 1, 2007 through December 31, 2008 not exceeding Fifteen Million Dollars ($15,000,000) in the aggregate;”

2.           Clause (vii) of the definition of Permitted Indebtedness in subsection 1.01 of the Agreement is hereby deleted and replaced by the following:

“(vii) indebtedness to Connecticut Water Service, Inc. or Borrower’s Affiliates not exceeding Twenty-one Million Dollars ($21,000,000) in the aggregate; and”

3.           This Second Amendment may be executed in counterparts and all such counterparts shall be deemed to be originals and together shall constitute but one and the same instrument.

4.           Except as expressly provided herein, the Agreement is unmodified and remains in full force and effect.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Second Amendment as of the date first written above.

THE CONNECTICUT WATER COMPANY

By:           /s/ David C. Benoit
Name:  David C. Benoit
Title:    Vice President-Finance and Chief Financial Officer

CITIZENS BANK OF RHODE ISLAND

By:           /s/ Anthony Castellon
Name: Anthony Castellon
Title: Senior Vice President